Exhibit 99.1

Recro Pharma Appoints Arnaud Ajdler to Its Board of Directors

MALVERN, PA, March 25, 2019 – Recro Pharma, Inc. (Nasdaq:REPH), a revenue generating specialty pharmaceutical company focused on therapeutics for hospitals and other acute care settings, today announced the appointment of Arnaud Ajdler to the Company’s Board of Directors. Mr. Ajdler, managing partner of Engine Capital, L.P., brings over 15 years of finance and corporate governance experience to Recro’s Board.

“Arnaud brings to Recro significant investment and corporate governance experience gained from his participation on multiple public company boards,” said Gerri Henwood, President and Chief Executive Officer of Recro Pharma. “He is a welcome addition to our Board of Directors, and we look forward to his insights.”

Mr. Ajdler founded and has been the managing partner for Engine Capital L.P., a value-oriented investment firm, since 2013. Prior to that, he was a senior managing director and a partner at Crescendo Partners, a value-oriented activist investment firm, from 2003 to 2013. Before joining Crescendo Partners, Mr. Ajdler worked as a management consultant for Mercer Management Consulting and Boston Consulting Group, as well as at Deutsche Bank. He is also an adjunct professor at the Columbia Business School where he teaches a course in Value Investing. Mr. Ajdler has been a board member and member of the compensation committee of Stewart Information Services Corporation since May 2014 as well as a director, chair of the compensation committee and member of the governance committee of Hill International, Inc. since October 2018. He also served as a director and on various committees on the boards of a number of companies, including Charming Shoppes, Inc., Imvescor Restaurant Group Inc., StarTek, Inc., Destination Maternity, O’Charley’s Inc., and The Topps Company.

Mr. Ajdler earned a B.Sc. in Mechanical Engineering from the Free University of Brussels, Belgium, an SM in Aeronautics from the Massachusetts Institute of Technology and an MBA from Harvard Business School.

About Recro Pharma, Inc.

Recro Pharma is a specialty pharmaceutical company that operates through two business divisions, an Acute Care, hospital product division and a revenue-generating contract development and manufacturing, or CDMO, division, located in Gainesville, GA. The Acute Care division is primarily focused on developing innovative products for the hospital and other acute care settings. The Company’s lead product candidate is a proprietary injectable form of meloxicam, a long-acting preferential COX-2 inhibitor. IV meloxicam has successfully completed two pivotal Phase III clinical efficacy trials, a large double-blind placebo-controlled Phase III safety trial and four Phase II clinical efficacy trials, as well as other safety studies. Recro’s Complete Response to the CRL for IV meloxicam was accepted for filing by the FDA in early October 2018 and assigned a PDUFA date of March 24, 2019. On March 22, 2019 Recro announced that FDA had provided a second CRL for IV Meloxicam. The Company is evaluating the path forward for IV Meloxicam and plans to schedule a meeting with the FDA. As injectable meloxicam is in the non-opioid class of drugs, if approved, the Company believes it has the potential to overcome many of the issues associated with commonly prescribed opioid therapeutics, including respiratory depression, constipation, excessive nausea and vomiting, as well as having no addictive potential while maintaining meaningful analgesic effects for relief of pain. The Company’s CDMO division leverages its formulation expertise to develop and manufacture pharmaceutical products using its proprietary delivery technologies and other manufacturing services for commercial and development-stage partners who commercialize or plan to commercialize these products. These collaborations can result in revenue streams including royalties, profit sharing, research and development and manufacturing fees, which support continued operations for its CDMO division, and it contributes non-dilutive funding for the development and pre-commercialization activities of its Acute Care division.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements reflect Recro’s expectations about its future performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “may,” “upcoming,” “plan,” “target,” “intend” and “expect” and similar expressions, as they relate to Recro or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information available to Recro as of the date of this press release and are subject to a number of risks, uncertainties, and other factors that could cause Recro’s performance to differ materially from those expressed in, or implied by, these forward-looking statements. Recro assumes no obligation to update any such forward-looking statements. Factors that could cause Recro’s actual performance to materially differ from those expressed in the forward-looking statements set forth in this press release include, without limitation: the Company’s ability to adequately resolve the deficiencies identified by the FDA in the second CRL for IV meloxicam, and the time frame associated with any such resolution, including whether the FDA will require additional clinical studies and the time and cost of such studies; whether the Company will prepare an amended new drug application (NDA) for IV meloxicam and, whether the FDA will accept and approve any such resubmitted NDA and the labeling under any such approval; the Company’s ability to raise future financing for continued product development and IV meloxicam commercialization; the Company’s ability to achieve its financial goals, including financial guidance; the Company’s ability to pay its debt under its credit agreement; with regard to the Company’s clinical trial results, whether there may be changes in the interpretation by the FDA of the data of the Company’s clinical trials and the length, cost and uncertain results and timing of our ongoing clinical trials; with regard to the potential commercial opportunity of IV meloxicam, whether any FDA approval of IV meloxicam will include labeling restrictions and the potential that IV meloxicam does not receive regulatory approval or does not receive reimbursement by third party payors, that IV meloxicam is not accepted by the medical community, including physicians, patients, health care providers and hospital formularies or that a commercial market for IV meloxicam does not develop; the Company’s ability to maintain relationships with CDMO commercial partners; and the Company’s ability to obtain, maintain and successfully enforce adequate patent and other intellectual property protection. The forward-looking statements in this press release should be considered together with the risks and uncertainties that may affect Recro’s business and future results included in Recro’s filings with the Securities and Exchange Commission at www.sec.gov.

CONTACT:

Investor Relations Contact:

Argot Partners

Sam Martin / Claudia Styslinger

(212) 600-1902

sam@argotpartners.com

claudia@argotpartners.com

Recro Pharma, Inc.

Ryan D. Lake

(484) 395-2436

rlake@recropharma.com

Media Contact:

Argot Partners

David Rosen

(212) 600-1902

david.rosen@argotpartners.com

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